THIRD AMENDMENT TO
EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Third Amendment to Expense Support and Conditional Reimbursement Agreement (the “Third Amendment”) is made as of September 30, 2014 by and between HMS Income Fund, Inc. (the “Company”) and HMS Adviser LP (the “Adviser”).

WHEREAS, the Company and the Adviser entered into that certain Expense Support and Conditional Reimbursement Agreement dated as of December 30, 2013 (as amended from time to time, the “Expense Support Agreement”), and that certain Amendment to Expense Support and Conditional Reimbursement Agreement dated as of March 31, 2014, and that certain Second Amendment to the Expense Support and Conditional Reimbursement Agreement dated as of June 30, 2014, pursuant to which, among other things, the Adviser, at its sole discretion and in consultation with the Company, agreed to pay to the Company up to 100% of the Company Operating Expenses (as defined in the Expense Support Agreement) in order for the Company to achieve a reasonable level of expenses in relation to its investment income until September 30, 2014 (the “Payment Period”);

WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company to further amend the Expense Support Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.     The Expense Support Agreement is hereby amended to change all references to September 30, 2014 in Section 1 hereof to December 31, 2014. Section 1, as so amended, now reads in its entirety as follows:

1.	EXPENSE SUPPORT PAYMENTS

Until December 31, 2014, or a prior date mutually agreed to by both parties, the Adviser, at its sole discretion and in consultation with the Company, hereby agrees to pay to the Company, up to 100% of the Company Operating Expenses in order for the Company to achieve a reasonable level of expenses in relation to its investment income (the “Operating Expense Objective”). Any payment made by the Adviser pursuant to the preceding sentence shall be referred to herein as an “Expense Support Payment.” Upon determination by the Adviser to make any Expense Support Payment, the Adviser shall promptly notify the Company of such Expense Support Payment. The Adviser’s obligation to make Expense Support Payments during the Expense Support Payment period shall automatically become a liability of the Adviser and the right to such Expense Support Payment shall be an asset of the Company upon receipt of notification of the payment from the Adviser. Any Expense Support Payment shall be paid by the Adviser in any combination of cash or other immediately available funds, and/or offset against amounts otherwise due from the Company to the Adviser.

For purposes of this Agreement, “Company Operating Expenses” means third party operating costs and expenses incurred by the Company between October 1, 2014 and December 31, 2014, as determined under generally accepted accounting principles for investment management companies.

2.    Section 2.1 of the Expense Support Agreement is hereby amended and restated in its entirety as follows:

2.1 CONDITIONAL REIMBURSEMENT. Subject to the approval of the Company’s board of directors (the “Board”), the Company hereby agrees to reimburse the Adviser (each, a “Reimbursement Payment”) in an amount, in the aggregate, equal to the unreimbursed Expense Support Payments, or such lesser amount as determined appropriate by the Board, for any calendar quarter in which the Board determines that the Company has achieved the Operating Expense Objective described in Section 1 during such calendar quarter. Upon determination by the Board to make any Reimbursement Payment, the Company’s obligation to make such Reimbursement Payment shall automatically become a liability of the Company and the right to such Reimbursement Payment shall be an asset of the Adviser upon receipt of notification of the determination of a Reimbursement Payment from the Company. Any Reimbursement Payment shall be paid by the Company to the Adviser within ninety (90) days following notification of the determination of a Reimbursement Payment.

3.    Section 2.2 of the Expense Support Agreement is hereby deleted in its entirety.

4.     Section 2.3 of the Expense Support Agreement is hereby re-numbered as Section 2.2 and amended to eliminate references to Mandatory Reimbursement Payments. Accordingly, Section 2.3 is restated in its entirety as follows:

2.2 PRIORITY AND TIMING OF PAYMENTS. Any Reimbursement Payment under this Agreement shall be made only after all outstanding Expense Support Payments from the Adviser to the Company under the Expense Support and Conditional Reimbursement Agreement by and between the Company and Adviser dated November 11, 2013 (the “2013 Expense Support Agreement”) have been reimbursed by the Company.

The repayment of all Expense Support Payments is to be made within a period not to exceed three (3) years from the date each respective Expense Support Payment is determined. Expense Support Payments which remain unreimbursed three (3) years after payment will be considered permanently waived and no longer eligible for reimbursement by the Company under this Agreement.

The parties hereto agree that, to the extent that reimbursement of Expense Support Payments are payable in accordance with Section 2.1, such Reimbursement Payments shall have priority over, and shall be made before, any reimbursements of waived base management fees and/or incentive fees under the Advisory Agreements, as waived pursuant to the Conditional Fee Waiver Agreement. Notwithstanding the foregoing, payment of current base management fees and/or incentive fees under the Advisory Agreements, to the extent that they have not been waived by the Adviser and/or the Sub-Adviser, shall have priority over, and shall be made before, any Reimbursement Payment hereunder.

5.     This Third Amendment constitutes an amendment to the Expense Support Agreement. The terms and provisions of the Expense Support Agreement and all other documents and instruments relating and pertaining to the Expense Support Agreement shall continue in full force and effect, as amended hereby. In the event of any conflict between the provisions of the Expense Support Agreement and the provisions of this Third Amendment, the provisions of this Third Amendment shall control.

6.    This Third Amendment (a) shall be binding upon the Company and the Adviser (the “Parties”) and their respective successors and assigns; (b) may be modified or amended only by a writing signed by each of the Parties; (c) may be executed in several counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement; and (d) together with the Expense Support Agreement, embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.

[Signature Page Follows]

[Signature Page to Third Amendment to Expense Support and Conditional Reimbursement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

HMS INCOME FUND, INC.

By: /s/ Ryan T. Sims
Name: Ryan T. Sims
Title: Chief Financial Officer and Secretary

HMS ADVISER LP

By: HMS ADVISER GP, its general partner

By: /s/ Ryan T. Sims
Name: Ryan T. Sims
Title: Chief Financial Officer and Secretary
ACKNOWLEDGEMENT:

The undersigned, MSC Adviser I, LLC, executes this Third Amendment solely for the purpose of evidencing their acknowledgement of its execution.

MSC ADVISER I, LLC

By: /s/ Jason B. Beauvais
Name: Jason B. Beauvais
Title: Senior Vice President